                                    CREEKSIDE
                          5250 CHERRY CREEK DRIVE SOUTH
                                DENVER, COLORADO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

               [LETTERHEAD OF AMERICAN APPRAISAL ASSOCIATES (R)]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      CREEKSIDE
         5250 CHERRY CREEK DRIVE SOUTH
         DENVER, DENVER COUNTY, COLORADO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 328 units with a total of 196,448 square feet of rentable area. The improvements were built in 1977. The improvements are situated on 11.694 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 82% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CREEKSIDE, DENVER, COLORADO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                  ($16,200,000)

                          Respectfully submitted,
                          AMERICAN APPRAISAL ASSOCIATES, INC.

                          /s/ Douglas Needham

June 28, 2003             Douglas Needham, MAI
#053272                   Managing Principal, Real Estate Group
                          Colorado State Certified General Real Estate Appraiser
                           #CG40017035

Report By:
James Newell

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CREEKSIDE, DENVER, COLORADO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..........................................................   4
Introduction ...............................................................   9
Area Analysis ..............................................................  11
Market Analysis ............................................................  14
Site Analysis ..............................................................  16
Improvement Analysis .......................................................  16
Highest and Best Use .......................................................  17

                                    VALUATION

Valuation Procedure ........................................................  18
Sales Comparison Approach ..................................................  20
Income Capitalization Approach .............................................  26
Reconciliation and Conclusion ..............................................  38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CREEKSIDE, DENVER, COLORADO

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Creekside
LOCATION:                      5250 Cherry Creek Drive South
                               Denver, Colorado

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee Simple Estate

DATE OF VALUE:                 May 13, 2003
DATE OF REPORT:                June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
  Size:                        11.694 acres, or 509,391 square feet
  Assessor Parcel No.:         06184-00-014-000
  Floodplain:                  Community Panel No. 0800460015C (September 28,
                               1990)
                               Flood Zone X, an area outside the floodplain.
  Zoning:                      R-2-A (Multi-family Residential)

BUILDING:
  No. of Units: 328 Units
  Total NRA:                   196,448 Square Feet
  Average Unit Size:           599 Square Feet
  Apartment Density:           28.0 units per acre
  Year Built:                  1977

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

               Square      Market Rent       Monthly      Annual
Unit Type       Feet    Per Unit    Per SF    Income      Income
------------------------------------------------------------------
 Studio         404       $540       $1.34   $ 30,240   $  362,880
 1Bd/1Ba        552       $620       $1.12   $ 49,600   $  595,200
 1Bd/1Ba        611       $650       $1.06   $ 83,200   $  998,400
 2Bd/2Ba        804       $790       $0.98   $ 50,560   $  606,720
                                     Total   $213,600   $2,563,200

OCCUPANCY:                     82%
ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 15 Years
REMAINING ECONOMIC LIFE:       30 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CREEKSIDE, DENVER, COLORADO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

     [PICTURE]                                               [PICTURE]

EXTERIOR - STREET VIEW                             EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CREEKSIDE, DENVER, COLORADO

                                NEIGHBORHOOD MAP

HIGHEST AND BEST USE:
    As Vacant:                 Hold for future multi-family development
    As Improved:               Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CREEKSIDE, DENVER, COLORADO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                  Amount              $/Unit
                                                  ------              ------
DIRECT CAPITALIZATION
Potential Rental Income                     $2,563,200            $7,815
Effective Gross Income                      $2,493,720            $7,603
Operating Expenses                          $  858,094            $2,616            34.4% of EGI
Net Operating Income:                       $1,570,026            $4,787

Capitalization Rate                         9.50%
DIRECT CAPITALIZATION VALUE                 $16,300,000 *         $49,695 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                              10 years
2002 Economic Vacancy                       15%
Stabilized Vacancy & Collection Loss:       12.5%
Lease-up / Stabilization Period             8 months
Terminal Capitalization Rate                10.00%
Discount Rate                               12.00%
Selling Costs                               2.00%
Growth Rates:
   Income                                   3.00%
   Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                  $15,900,000 *         $48,476 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $16,200,000           $49,390 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)       $43,357 to $87,162
   Range of Sales $/Unit (Adjusted)         $47,692 to $56,655
VALUE INDICATION - PRICE PER UNIT           $16,200,000 *         $49,390 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales       5.41 to 8.78
   Selected EGIM for Subject                6.75
   Subject's Projected EGI                  $2,493,720
EGIM ANALYSIS CONCLUSION                    $16,600,000 *         $50,610 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $16,500,000 *         $50,305 / UNIT

RECONCILED SALES COMPARISON VALUE           $16,500,000           $50,305 / UNIT

------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 8
CREEKSIDE, DENVER, COLORADO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                           $16,200,000
   NOI Per Unit                             $16,500,000
   EGIM Multiplier                          $16,600,000
INDICATED VALUE BY SALES COMPARISON         $16,500,000           $50,305 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:            $16,300,000
   Discounted Cash Flow Method:             $15,900,000
INDICATED VALUE BY THE INCOME APPROACH      $16,200,000           $49,390 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $16,200,000           $49,390 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 9
CREEKSIDE, DENVER, COLORADO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5250 Cherry Creek Drive South, Denver, Denver County, Colorado. Denver identifies it as 06184-00-014-000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by James Newell on May 13, 2003. Douglas Needham, MAI has not made a personal inspection of the subject property. James Newell performed the research, valuation analysis and wrote the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI and James Newell have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CREEKSIDE, DENVER, COLORADO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:       6 to 12 months
EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Apartment Creek 17 A LLC. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CREEKSIDE, DENVER, COLORADO

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Denver, Colorado. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - South Holly Street
West  - South Colorado Boulevard
South - East Mississippi Avenue
North - East Alameda Avenue

MAJOR EMPLOYERS

The property is located in the Denver Metropolitan area, within which there are many large employers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CREEKSIDE, DENVER, COLORADO

                           NEIGHBORHOOD DEMOGRAPHICS

                                              AREA
                             ----------------------------------------
       CATEGORY              1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
-----------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                24,382       159,355       447,735     2,198,122
5-Year Population                 26,423       169,555       477,617     2,428,641
% Change CY-5Y                       8.4%          6.4%          6.7%         10.5%
Annual Change CY-5Y                  1.7%          1.3%          1.3%          2.1%

HOUSEHOLDS
Current Households                12,342        80,307       211,537       858,219
5-Year Projected Households       13,214        84,520       222,301       942,278
% Change CY - 5Y                     7.1%          5.2%          5.1%          9.8%
Annual Change CY-5Y                  1.4%          1.0%          1.0%          2.0%

INCOME TRENDS
Median Household Income       $   36,691    $   45,533    $   38,034    $   60,438
Per Capita Income             $   24,831    $   36,313    $   28,974    $   27,463
Average Household Income      $   48,740    $   71,876    $   61,346    $   70,339
Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ------------------------------------------
         CATEGORY            1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS    MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          55.11%         43.00%         45.05%     30.19%
5-Year Projected % Renting       54.24%         42.23%         43.72%     28.87%

% of Households Owning           35.18%         48.40%         42.87%     61.93%
5-Year Projected % Owning        36.60%         49.50%         44.78%     63.83%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CREEKSIDE, DENVER, COLORADO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Offices
South - Residential Condominiums
East  - Cherry Creek
West  - Apartments and condominiums

CONCLUSIONS

The subject is well located within the city of Denver. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CREEKSIDE, DENVER, COLORADO

                                 MARKET ANALYSIS

The subject property is located in the city of Denver in Denver County. The overall pace of development in the subject's market is more or less stable. There is no known new construction in the subject's neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period  Region  Submarket
-------------------------
  2001   7.0%     7.0%
  2002   9.4%     8.5%

Source: Hendricks & Partners: Apartment Update, Rocky Mountain Region, Denver

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. The subject's submarket is fairly well-positioned in the current economic downturn, due to its location in proximity to downtown Denver.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period      Region   % Change   Submarket  % Change
---------------------------------------------------
  2001     $    852       -      $    778       -
  2002     $    829    -2.7%     $    758    -2.6%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CREEKSIDE, DENVER, COLORADO

                             COMPETITIVE PROPERTIES

 No.         Property Name       Units     Ocpy.  Year Built      Proximity to subject
------------------------------------------------------------------------------------------
  R-1      Spyglass           Approx. 350   98%      1975      Approx. 1 mile from subject
  R-2      Cypress Point          292       96%      1972      Approx. 1 mile from subject
  R-3      Cherry Creek Club      890       90%      1980      Adjacent to property
  R-4      Central Park           312       93%      1980      2 miles southeast of subject
  R-5      Torrey Pines           270       97%      1980      Approx. 1 mile from subject
Subject    Creekside              328       82%      1977

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CREEKSIDE, DENVER, COLORADO

SITE ANALYSIS
  Site Area                   11.694 acres, or 509,391 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           0800460015C, dated September 28, 1990
    Flood Zone                Zone X
  Zoning                      R-2-A, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                  ----------------------------------  TAX RATE /  PROPERTY
  PARCEL NUMBER     LAND      BUILDING      TOTAL      MILL RATE    TAXES
--------------------------------------------------------------------------
06184-00-014-000  $279,680   $1,110,980   $1,390,660   $0.05986    $83,238

IMPROVEMENT ANALYSIS
  Year Built                  1977
  Number of Units             328
  Net Rentable Area           196,448 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure

  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, gym room, barbeque equipment, theater room, meeting hall, laundry room, and parking area.

  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CREEKSIDE, DENVER, COLORADO

                              refrigerator, stove, dishwasher, garbage disposal, and oven.

Unit Mix:

                              Unit Area
Unit Type    Number of Units  (Sq. Ft.)
---------------------------------------
 Studio             56           404
 1Bd/1Ba            80           552
 1Bd/1Ba           128           611
 2Bd/2Ba            64           804

Overall Condition             Good
Effective Age                 15 years
Economic Life                 45 years
Remaining Economic Life       30 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1977 and consist of a 328-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CREEKSIDE, DENVER, COLORADO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CREEKSIDE, DENVER, COLORADO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CREEKSIDE, DENVER, COLORADO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CREEKSIDE, DENVER, COLORADO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                     COMPARABLE
           DESCRIPTION                       SUBJECT                           I - 1                           I - 2
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Creekside                       The Colonnade                   Sierra Vista

  LOCATION:
  Address                         5250 Cherry Creek Drive South   15301 E Ford Circle             8851 E Florida Avenue

  City, State                     Denver, Colorado                Aurora, Colorado                Aurora, Colorado
  County                          Denver County                   Arapahoe County                 Arapahoe County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          196,448                         115,968                         133,860
  Year Built                      1977                            1984                            1976
  Number of Units                 328                             138                             209
  Unit Mix:                          Type                 Total      Type                Total       Type                 Total
                                  Studio                    56    1Bd/1Ba                  72     1Bd/1Ba                  152
                                  1Bd/1Ba                   80    2Bd/2Ba                  66     2Bd/2Ba                   57
                                  1Bd/1Ba                  128
                                  2Bd/2Ba                   64

  Average Unit Size (SF)          599                             840                             640
  Land Area (Acre)                11.6940                         5.2700                          5.9700
  Density (Units/Acre)            28.0                            26.2                            35.0
  Parking Ratio (Spaces/Unit)     1.52                            1.72                            1.05
  Parking Type (Gr., Cov., etc.)  Open Covered, open              open                            Open
CONDITION:                        0                               Good                            Average
APPEAL:                           0                               Good                            Average
AMENITIES:
  Pool/Spa                        Yes/Yes                         Yes/Yes                         Yes/No
  Gym Room                        Yes                             Yes                             No
  Laundry Room                    Yes                             Yes                             Yes
  Secured Parking                 No                              No                              No
  Sport Courts                    Yes                             Yes                             No

OCCUPANCY:                        82%                             94%                             95%
TRANSACTION DATA:
  Sale Date                                                       August, 2002                    March, 2003
  Sale Price ($)                                                  $9,000,000                      $9,400,000
  Grantor                                                         WXI/SPN Real Estate             Sundance Housing Assoc.

  Grantee                                                         Kinnickinnic Realty             Coolidge Sierra

  Sale Documentation                                              2155658                         3018857
  Verification                                                    Seller's broker                 Buyer's broker
  Telephone Number                                                720-528-6300                    720-528-6300
ESTIMATED PRO-FORMA:                                                Total $    $/Unit      $/SF     Total $    $/Unit      $/SF
  Potential Gross Income                                          $1,257,528   $9,113     $10.84  $1,741,656   $8,333     $13.01
  Vacancy/Credit Loss                                             $   75,452   $  547     $ 0.65  $   87,083   $  417     $ 0.65
  Effective Gross Income                                          $1,182,076   $8,566     $10.19  $1,654,573   $7,917     $12.36
  Operating Expenses                                              $  481,471   $3,489     $ 4.15  $  724,283   $3,465     $ 5.41
  Net Operating Income                                            $  700,605   $5,077     $ 6.04  $  930,290   $4,451     $ 6.95
NOTES:

  PRICE PER UNIT                                                              $65,217                        $ 44,976
  PRICE PER SQUARE FOOT                                                       $ 77.61                        $  70.22
  EXPENSE RATIO                                                                  40.7%                           43.8%
  EGIM                                                                           7.61                            5.68
  OVERALL CAP RATE                                                               7.78%                           9.90%
  Cap Rate based on Pro Forma or Actual Income?                               PRO FORMA                      PRO FORMA

                                          COMPARABLE                      COMPARABLE                     COMPARABLE
          DESCRIPTION                       I - 3                            I - 4                          I - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Knollwood                     Windsor Court                  Cascade Village

  LOCATION:
  Address                         15196 E Louisiana Drive       1570 Joliet Street             6880 W 91st Street

  City, State                     Aurora, Colorado              Aurora, Colorado               Westminster, Colorado
  County                          Araphaoe County               Araphaoe County                Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          96,296                        102,408                        340,548
  Year Built                      1982                          1973                           1987
  Number of Units                 110                           143                            444
  Unit Mix:                          Type              Total       Type               Total       Type               Total
                                  1Bd/1Ba               38      1Bd/1Ba                72      1Bd/1Ba                222
                                  2Bd/1Ba               72      2Bd/2Ba                71      2Bd/2Ba                222

  Average Unit Size (SF)          875                           716                            767
  Land Area (Acre)                5.6900                        3.9200                         16.9220
  Density (Units/Acre)            19.3                          36.5                           26.2
  Parking Ratio (Spaces/Unit)     2.82                          1.50                           2.04
  Parking Type (Gr., Cov., etc.)  Open covered, open            Open                           Open covered, open
CONDITION:                        Good                          Average                        Good
APPEAL:                           Good                          Average                        Good
AMENITIES:
  Pool/Spa                        Yes/Yes                       Yes/No                         Yes/Yes
  Gym Room                        Yes                           No                             Yes
  Laundry Room                    Yes                           Yes                            Yes
  Secured Parking                 Yes                           Yes                            No
  Sport Courts                    No                            No                             Yes

OCCUPANCY:                        95%                           95%                            90%
TRANSACTION DATA:
  Sale Date                       May, 2002                     January, 2003                  December, 2002
  Sale Price ($)                  $6,350,000                    $6,200,000                     $38,700,000
  Grantor                         Scott Properties              Windsor Court Housing          LBK 3
                                                                Associates
  Grantee                         F. Malcolm & Kathryn Wall     Coolidge Windsor               Henderson Global Investors

  Sale Documentation              2080847                       1085774                        N/A
  Verification                    Broker                        Buyer's broker                 Seller's Broker
  Telephone Number                303-320-1300                  720-528-6300                   303-730-1675
ESTIMATED PRO-FORMA:               Total $    $/Unit    $/SF      Total $    $/Unit     $/SF     Total $    $/Unit     $/SF
  Potential Gross Income          $936,000    $8,509    $9.72   $1,205,899   $8,433    $11.78  $4,898,856   $11,033   $14.39
  Vacancy/Credit Loss             $ 46,800    $  425    $0.49   $   60,295   $  422    $ 0.59  $  489,886   $ 1,103   $ 1.44
  Effective Gross Income          $889,200    $8,084    $9.23   $1,145,604   $8,011    $11.19  $4,408,970   $ 9,930   $12.95
  Operating Expenses              $355,680    $3,233    $3.69   $  525,454   $3,675    $ 5.13  $1,198,800   $ 2,700   $ 3.52
  Net Operating Income            $533,520    $4,850    $5.54   $  620,150   $4,337    $ 6.06  $3,210,170   $ 7,230   $ 9.43
NOTES:

  PRICE PER UNIT                             $57,727                        $43,357                        $87,162
  PRICE PER SQUARE FOOT                      $ 65.94                        $ 60.54                        $113.64
  EXPENSE RATIO                                 40.0%                          45.9%                          27.2%
  EGIM                                          7.14                           5.41                           8.78
  OVERALL CAP RATE                              8.40%                         10.00%                          8.30%
  Cap Rate based on Pro Forma or
  Actual Income?                            PRO FORMA                      PRO FORMA                         ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CREEKSIDE, DENVER, COLORADO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $43,357 to $87,162 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $47,692 to $56,655 per unit with a mean or average adjusted price of $52,564 per unit. The median adjusted price is $53,971 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $16,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CREEKSIDE, DENVER, COLORADO

SALES ADJUSTMENT GRID

                                                                             COMPARABLE                  COMPARABLE
            DESCRIPTION                           SUBJECT                      I - 1                        I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                       Creekside                       The Colonnade             Sierra Vista

  Address                             5250 Cherry Creek Drive South   15301 E Ford Circle       8851 E Florida Avenue

  City                                Denver, Colorado                Aurora, Colorado          Aurora, Colorado
  Sale Date                                                           August, 2002              March, 2003
  Sale Price ($)                                                      $9,000,000                $9,400,000
  Net Rentable Area (SF)              196,448                         115,968                   133,860
  Number of Units                     328                             138                       209
  Price Per Unit                                                      $65,217                   $44,976
  Year Built                          1977                            1984                      1976
  Land Area (Acre)                    11.6940                         5.2700                    5.9700
VALUE ADJUSTMENTS                              DESCRIPTION               DESCRIPTION      ADJ.     DESCRIPTION         ADJ.
---------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate               Fee Simple Estate    0%   Fee Simple Estate       0%
  Financing                                                           Cash To Seller       0%   Cash To Seller          0%
  Conditions of Sale                                                  Arm's Length         0%   Arm's Length            0%
  Date of Sale (Time)                                                 08-2002              0%   03-2003                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                            $65,217                    $44,976
  Location                                                            Comparable           0%   Inferior               10%
  Number of Units                     328                             138                 -5%   209                     0%
  Quality / Appeal                    Good                            Comparable           0%   Inferior                5%
  Age / Condition                     1977                            1984 / Good          0%   1976 / Average          5%
  Occupancy at Sale                   82%                             94%                  0%   95%                     0%
  Amenities                           Good                            Comparable           0%   Comparable              0%
  Average Unit Size (SF)              599                             840                -10%   640                     0%
PHYSICAL ADJUSTMENT                                                                      -15%                          20%
FINAL ADJUSTED VALUE ($/UNIT)                                                  $55,435                    $53,971

                                              COMPARABLE                 COMPARABLE                   COMPARABLE
            DESCRIPTION                         I - 3                       I - 4                        I - 5
------------------------------------------------------------------------------------------------------------------------
  Property Name                       Knollwood                  Windsor Court                Cascade Village

  Address                             15196 E Louisiana Drive    1570 Joliet Street           6880 W 91st Street

  City                                Aurora, Colorado           Aurora, Colorado             Westminster, Colorado
  Sale Date                           May, 2002                  January, 2003                December, 2002
  Sale Price ($)                      $6,350,000                 $6,200,000                   $38,700,000
  Net Rentable Area (SF)              96,296                     102,408                      340,548
  Number of Units                     110                        143                          444
  Price Per Unit                      $57,727                    $43,357                      $87,162
  Year Built                          1982                       1973                         1987
  Land Area (Acre)                    5.6900                     3.9200                       16.9220
VALUE ADJUSTMENTS                        DESCRIPTION      ADJ.      DESCRIPTION        ADJ.      DESCRIPTION        ADJ.
------------------------------------------------------------------------------------------------------------------------
  Property Rights Conveyed            Fee Simple Estate    0%    Fee Simple Estate      0%    Fee Simple Estate       0%
  Financing                           Cash To Seller       0%    Cash To Seller         0%    Cash To Seller          0%
  Conditions of Sale                  Arm's Length         0%    Arm's Length           0%    Arm's Length            0%
  Date of Sale (Time)                 05-2002              0%    01-2003                0%    12-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $57,727                      $43,357                    $87,162
  Location                            Comparable           0%    Inferior              10%    Superior              -10%
  Number of Units                     110                 -5%    143                   -5%    444                     0%
  Quality / Appeal                    Comparable           0%    Comparable             0%    Superior              -10%
  Age / Condition                     1982 / Good          0%    1973 / Average         5%    1987 / Good           -10%
  Occupancy at Sale                   95%                  0%    95%                    0%    90%                     0%
  Amenities                           Comparable           0%    Comparable             0%    Comparable              0%
  Average Unit Size (SF)              875                -10%    716                    0%    767                    -5%
PHYSICAL ADJUSTMENT                                      -15%                          10%                          -35%
FINAL ADJUSTED VALUE ($/UNIT)                   $49,068                      $47,692                    $56,655

SUMMARY

VALUE RANGE (PER UNIT)                         $47,692     TO     $    56,655
MEAN (PER UNIT)                                $52,564
MEDIAN (PER UNIT)                              $53,971
VALUE CONCLUSION (PER UNIT)                    $50,000

VALUE OF IMPROVEMENT & MAIN SITE                                  $16,400,000
  LESS: LEASE-UP COST                                            -$    68,000
  PV OF CONCESSIONS                                              -$   127,000
VALUE INDICATED BY SALES COMPARISON APPROACH                      $16,205,000
ROUNDED                                                           $16,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CREEKSIDE, DENVER, COLORADO

NOI PER UNIT COMPARISON

                            SALE PRICE                      NOI/        SUBJECT NOI
COMPARABLE      NO. OF      ----------                   ----------------------------     ADJUSTMENT      INDICATED
   NO.          UNITS       PRICE/UNIT        OAR         NOI/UNIT     SUBJ. NOI/UNIT       FACTOR        VALUE/UNIT
--------------------------------------------------------------------------------------------------------------------
   I-1           138        $ 9,000,000       7.78%      $  700,605       $1,570,026         0.943          $61,490
                                                         ----------       ----------
                            $    65,217                  $    5,077       $    4,787
   I-2           209        $ 9,400,000       9.90%      $  930,290       $1,570,026         1.075          $48,366
                                                         ----------       ----------
                            $    44,976                  $    4,451       $    4,787
   I-3           110        $ 6,350,000       8.40%      $  533,520       $1,570,026         0.987          $56,971
                                                         ----------       ----------
                            $    57,727                  $    4,850       $    4,787
   I-4           143        $ 6,200,000      10.00%      $  620,150       $1,570,026         1.104          $47,855
                                                         ----------       ----------
                            $    43,357                  $    4,337       $    4,787
   I-5           444        $38,700,000       8.30%      $3,210,170       $1,570,026         0.662          $57,705
                                                         ----------       ----------
                            $    87,162                  $    7,230       $    4,787

                                   PRICE/UNIT

  Low       High    Average   Median
$47,855   $61,490   $54,478   $56,971

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                     $    51,000
                                            ------------
Number of Units                                      328

Value                                        $16,728,000
  Less: Lease-Up Cost                       -$    68,000
  PV of Concessions                         -$   127,000
                                            ------------
Value Based on NOI Analysis                  $16,533,000
                                 Rounded     $16,500,000

The adjusted sales indicate a range of value between $47,855 and $61,490 per unit, with an average of $54,478 per unit. Based on the subject's competitive position within the improved sales, a value of $51,000 per unit is estimated. This indicates an "as is" market value of $16,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CREEKSIDE, DENVER, COLORADO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE  NO. OF      -----------        EFFECTIVE        OPERATING                   SUBJECT
    NO.     UNITS        PRICE/UNIT       GROSS INCOME       EXPENSE          OER     PROJECTED OER     EGIM
------------------------------------------------------------------------------------------------------------
    I-1      138        $ 9,000,000        $1,182,076       $  481,471       40.73%                     7.61
                        $    65,217

    I-2      209        $ 9,400,000        $1,654,573       $  724,283       43.77%                     5.68
                        $    44,976

    I-3      110        $ 6,350,000        $  889,200       $  355,680       40.00%                     7.14
                        $    57,727

    I-4      143        $ 6,200,000        $1,145,604       $  525,454       45.87%                     5.41
                        $    43,357

    I-5      444        $38,700,000        $4,408,970       $1,198,800       27.19%                     8.78
                        $    87,162

                                      EGIM

Low    High   Average   Median
5.41   8.78    6.93      7.14

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                 6.75
                                                      ------------
Subject EGI                                            $ 2,493,720

Value                                                  $16,832,610
  Less: Lease-Up Cost                                 -$    68,000
  PV of Concessions                                   -$   127,000
                                                      ------------
Value Based on EGIM Analysis                           $16,637,610
                                    Rounded            $16,600,000

                 Value Per Unit                        $    50,610

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 34.41% before reserves. The comparable sales indicate a range of expense ratios from 27.19% to 45.87%, while their EGIMs range from 5.41 to 8.78. Overall, we conclude to an EGIM of 6.75, which results in an "as is" value estimate in the EGIM Analysis of $16,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,500,000.

Price Per Unit                  $16,200,000
NOI Per Unit                    $16,500,000
EGIM Analysis                   $16,600,000

Sales Comparison Conclusion     $16,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CREEKSIDE, DENVER, COLORADO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CREEKSIDE, DENVER, COLORADO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                            Average
            Unit Area  ----------------
Unit Type   (Sq. Ft.)  Per Unit  Per SF    %Occupied
----------------------------------------------------
Studio         404       $512    $1.27       90.9%
1Bd/1Ba        552       $576    $1.04       85.0%
1Bd/1Ba        611       $621    $1.02       82.8%
2Bd/2Ba        804       $807    $1.00       67.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CREEKSIDE, DENVER, COLORADO

                                  RENT ANALYSIS

                                                                                             COMPARABLE RENTS
                                                                        -----------------------------------------------------------
                                                                          R-1         R-2         R-3          R-4          R-5
                                                                        -----------------------------------------------------------
                                                                                    Cypress      Cherry                    Torrey
                                                                        Spyglass     Point     Creek Club  Central Park     Pines
                                                                        -----------------------------------------------------------
                                                                                          COMPARISON TO SUBJECT
                                             SUBJECT      SUBJECT       -----------------------------------------------------------
                             SUBJECT UNIT     ACTUAL       ASKING                                Slightly    Slightly      Slightly
      DESCRIPTION               TYPE           RENT         RENT        Similar      Similar     Superior    Superior      Inferior
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent                   STUDIO         $  512       $  539                    $  565       $  580                    $  595
Unit Area (SF)                                   404          404                       475          450                       757
Monthly Rent Per Sq. Ft                       $ 1.27       $ 1.33                    $ 1.19       $ 1.29                    $ 0.79

Monthly Rent                   1BD/1BA        $  576       $  619                                 $  625
Unit Area (SF)                                   552          552                                    525
Monthly Rent Per Sq. Ft                       $ 1.04       $ 1.12                                 $ 1.19

Monthly Rent                   1BD/1BA        $  621       $  669       $  615       $  665       $  708       $  695       $  645
Unit Area (SF)                                   611          611          675          660          625          782          710
Monthly Rent Per Sq. Ft                       $ 1.02       $ 1.09       $ 0.91       $ 1.01       $ 1.13       $ 0.89       $ 0.91

Monthly Rent                   2BD/2BA        $  807       $  819       $  720       $  895       $  807       $  878       $  838
Unit Area (SF)                                   804          804          950          975          817        1,042        1,025
Monthly Rent Per Sq. Ft                       $ 1.00       $ 1.02       $ 0.76       $ 0.92       $ 0.99       $ 0.84       $ 0.82

      DESCRIPTION                MIN          MAX         MEDIAN      AVERAGE
-----------------------------------------------------------------------------
Monthly Rent                    $  565       $  595       $  580       $  580
Unit Area (SF)                     450          757          475          561
Monthly Rent Per Sq. Ft         $ 0.79       $ 1.29       $ 1.19       $ 1.09

Monthly Rent                    $  625       $  625       $  625       $  625
Unit Area (SF)                     525          525          525          525
Monthly Rent Per Sq. Ft         $ 1.19       $ 1.19       $ 1.19       $ 1.19

Monthly Rent                    $  615       $  708       $  665       $  666
Unit Area (SF)                     625          782          675          690
Monthly Rent Per Sq. Ft         $ 0.89       $ 1.13       $ 0.91       $ 0.97

Monthly Rent                    $  720       $  895       $  838       $  827
Unit Area (SF)                     817        1,042          975          962
Monthly Rent Per Sq. Ft         $ 0.76       $ 0.99       $ 0.84       $ 0.86

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                            Unit Area   -------------------        Monthly           Annual
Unit Type  Number of Units  (Sq. Ft.)   Per Unit     Per SF         Income           Income
---------------------------------------------------------------------------------------------
 Studio         56              404       $ 540       $1.34       $   30,240       $  362,880
 1Bd/1Ba        80              552       $ 620       $1.12       $   49,600       $  595,200
 1Bd/1Ba       128              611       $ 650       $1.06       $   83,200       $  998,400
 2Bd/2Ba        64              804       $ 790       $0.98       $   50,560       $  606,720
                                                      Total       $  213,600       $2,563,200

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
CREEKSIDE, DENVER, COLORADO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR      2000     FISCAL YEAR      2001     FISCAL YEAR      2002     FISCAL YEAR      2003
                            -----------------------   -----------------------   -----------------------   -----------------------
                                    ACTUAL                     ACTUAL                     ACTUAL             MANAGEMENT BUDGET
                            -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION              TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL       PER UNIT      TOTAL      PER UNIT
Revenues
  Rental Income             $2,612,480   $    7,965   $2,789,794   $    8,505   $2,689,488   $    8,200   $2,564,959   $    7,820

  Vacancy                   $   66,923   $      204   $  171,425   $      523   $  313,347   $      955   $  166,694   $      508
  Credit Loss/Concessions   $    3,206   $       10   $   20,764   $       63   $   78,446   $      239   $   11,000   $       34
                            --------------------------------------------------------------------------------------------------------
    Subtotal                $   70,129   $      214   $  192,189   $      586   $  391,793   $    1,194   $  177,694   $      542

  Laundry Income            $   20,691   $       63   $   24,539   $       75   $   37,167   $      113   $   56,179   $      171
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $  157,640   $      481   $  178,130   $      543   $  211,536   $      645   $  192,569   $      587
                            --------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $  178,331   $      544   $  202,669   $      618   $  248,703   $      758   $  248,748   $      758

                            --------------------------------------------------------------------------------------------------------
Effective Gross Income      $2,720,682   $    8,295   $2,800,274   $    8,537   $2,546,398   $    7,763   $2,636,013   $    8,037

Operating Expenses
  Taxes                     $   79,364   $      242   $  155,073   $      473   $   81,905   $      250   $   91,375   $      279
  Insurance                 $   23,736   $       72   $   35,747   $      109   $   48,103   $      147   $   45,972   $      140
  Utilities                 $  149,958   $      457   $  226,019   $      689   $  166,929   $      509   $  181,082   $      552
  Repair & Maintenance      $   70,591   $      215   $   69,539   $      212   $   53,542   $      163   $   76,512   $      233
  Cleaning                  $   21,157   $       65   $   21,805   $       66   $   23,708   $       72   $        0   $        0
  Landscaping               $      456   $        1   $    2,122   $        6   $    1,435   $        4   $        0   $        0
  Security                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing       $   48,348   $      147   $   31,361   $       96   $   63,070   $      192   $   59,000   $      180
  General Administrative    $  243,130   $      741   $  260,687   $      795   $  245,370   $      748   $  226,059   $      689
  Management                $  135,680   $      414   $  150,325   $      458   $  128,552   $      392   $  136,375   $      416
  Miscellaneous             $   42,480   $      130   $   42,841   $      131   $   38,971   $      119   $   42,572   $      130

                            --------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  814,900   $    2,484   $  995,519   $    3,035   $  851,585   $    2,596   $  858,947   $    2,619

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                            --------------------------------------------------------------------------------------------------------
  Net Income                $1,905,782   $    5,810   $1,804,755   $    5,502   $1,694,813   $    5,167   $1,777,066   $    5,418

                            ANNUALIZED      2003
                            -----------------------
                                   PROJECTION                  AAA PROJECTION
                            -----------------------   --------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT      %
Revenues
  Rental Income             $2,484,332   $    7,574   $2,563,200   $    7,815   100.0%

  Vacancy                   $  345,460   $    1,053   $  256,320   $      781    10.0%
  Credit Loss/Concessions   $   70,036   $      214   $   64,080   $      195     2.5%
                            ----------------------------------------------------------
    Subtotal                $  415,496   $    1,267   $  320,400   $      977    12.5%

  Laundry Income            $   37,832   $      115   $   37,720   $      115     1.5%
  Garage Revenue            $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $  108,524   $      331   $  213,200   $      650     8.3%
                            ----------------------------------------------------------
    Subtotal Other Income   $  146,356   $      446   $  250,920   $      765     9.8%

                            ----------------------------------------------------------
Effective Gross Income      $2,215,192   $    6,754   $2,493,720   $    7,603   100.0%

Operating Expenses
  Taxes                     $   95,232   $      290   $   85,280   $      260     3.4%
  Insurance                 $   44,992   $      137   $   45,920   $      140     1.8%
  Utilities                 $  139,260   $      425   $  168,920   $      515     6.8%
  Repair & Maintenance      $   48,780   $      149   $   71,504   $      218     2.9%
  Cleaning                  $   11,716   $       36   $   23,944   $       73     1.0%
  Landscaping               $    1,120   $        3   $    1,640   $        5     0.1%
  Security                  $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   43,324   $      132   $   59,040   $      180     2.4%
  General Administrative    $  231,752   $      707   $  234,520   $      715     9.4%
  Management                $  118,792   $      362   $  124,686   $      380     5.0%
  Miscellaneous             $   35,316   $      108   $   42,640   $      130     1.7%

                            ----------------------------------------------------------
Total Operating Expenses    $  770,284   $    2,348   $  858,094   $    2,616    34.4%

  Reserves                  $        0   $        0   $   65,600   $      200     7.6%

                            ----------------------------------------------------------
  Net Income                $1,444,908   $    4,405   $1,570,026   $    4,787    63.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 30
CREEKSIDE, DENVER, COLORADO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                               CAPITALIZATION RATES
                 ------------------------------------------------
                        GOING-IN                  TERMINAL
                 ------------------------------------------------
                  LOW            HIGH       LOW             HIGH
-----------------------------------------------------------------
RANGE            6.00%          10.00%     7.00%           10.00%
AVERAGE                  8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 31
CREEKSIDE, DENVER, COLORADO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE       OCCUP.     PRICE/UNIT       OAR
-------------------------------------------------------------
  I-1          Aug-02         94%        $65,217        7.78%
  I-2          Mar-03         95%        $44,976        9.90%
  I-3          May-02         95%        $57,727        8.40%
  I-4          Jan-03         95%        $43,357       10.00%
  I-5          Dec-02         90%        $87,162        8.30%
                                            High       10.00%
                                             Low        7.78%
                                         Average        8.88%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $15,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
CREEKSIDE, DENVER, COLORADO

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 33
CREEKSIDE, DENVER, COLORADO

DISCOUNTED CASH FLOW ANALYSIS

                                    CREEKSIDE

            YEAR                        APR-2004       APR-2005     APR-2006     APR-2007      APR-2008       APR-2009
         FISCAL YEAR                        1             2             3            4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,563,200    $2,563,200    $2,588,832    $2,666,497    $2,746,492    $2,828,887
  Vacancy                              $  336,334    $  256,320    $  258,883    $  266,650    $  274,649    $  282,889
  Credit Loss                          $   64,080    $   64,080    $   64,721    $   66,662    $   68,662    $   70,722
  Concessions                          $  141,696    $        0    $        0    $        0    $        0    $        0
                                       ---------------------------------------------------------------------------------
    Subtotal                           $  542,110    $  320,400    $  323,604    $  333,312    $  343,311    $  353,611

  Laundry Income                       $   37,720    $   37,720    $   38,097    $   39,240    $   40,417    $   41,630
  GarageRevenue                        $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  213,200    $  213,200    $  215,332    $  221,792    $  228,446    $  235,299
                                       ---------------------------------------------------------------------------------
    Subtotal Other Income              $  250,920    $  250,920    $  253,429    $  261,032    $  268,863    $  276,929

                                       ---------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,272,010    $2,493,720    $2,518,657    $2,594,217    $2,672,043    $2,752,205

OPERATING EXPENSES:
  Taxes                                $   85,280    $   87,838    $   90,474    $   93,188    $   95,983    $   98,863
  Insurance                            $   45,920    $   47,298    $   48,717    $   50,178    $   51,683    $   53,234
  Utilities                            $  168,920    $  173,988    $  179,207    $  184,583    $  190,121    $  195,825
  Repair & Maintenance                 $   71,504    $   73,649    $   75,859    $   78,134    $   80,478    $   82,893
  Cleaning                             $   23,944    $   24,662    $   25,402    $   26,164    $   26,949    $   27,758
  Landscaping                          $    1,640    $    1,689    $    1,740    $    1,792    $    1,846    $    1,901
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   59,040    $   60,811    $   62,636    $   64,515    $   66,450    $   68,444
  GeneralAdministrative                $  234,520    $  241,556    $  248,802    $  256,266    $  263,954    $  271,873
  Management                           $  113,600    $  124,686    $  125,933    $  129,711    $  133,602    $  137,610
  Miscellaneous                        $   42,640    $   43,919    $   45,237    $   46,594    $   47,992    $   49,431

                                       ---------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  847,008    $  880,096    $  904,005    $  931,126    $  959,059    $  987,831

  Reserves                             $   65,600    $   67,568    $   69,595    $   71,683    $   73,833    $   76,048

                                       ---------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,359,401    $1,546,056    $1,545,057    $1,591,408    $1,639,151    $1,688,325

  Operating Expense Ratio (% of EGI)         37.3%         35.3%         35.9%         35.9%         35.9%         35.9%
  Operating Expense Per Unit           $    2,582    $    2,683    $    2,756    $    2,839    $    2,924    $    3,012

            YEAR                        APR-2010     APR-2011       APR-2012      APR-2013      APR-2014
         FISCAL YEAR                        7            8              9            10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,913,753    $3,001,166    $3,091,201    $3,183,937    $3,279,455
  Vacancy                              $  291,375    $  300,117    $  309,120    $  318,394    $  327,945
  Credit Loss                          $   72,844    $   75,029    $   77,280    $   79,598    $   81,986
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  364,219    $  375,146    $  386,400    $  397,992    $  409,932

  Laundry Income                       $   42,879    $   44,165    $   45,490    $   46,855    $   48,260
  GarageRevenue                        $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  242,358    $  249,629    $  257,118    $  264,831    $  272,776
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  285,237    $  293,794    $  302,608    $  311,686    $  321,037

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,834,771    $2,919,814    $3,007,408    $3,097,631    $3,190,560

OPERATING EXPENSES:
  Taxes                                $  101,829    $  104,884    $  108,030    $  111,271    $  114,609
  Insurance                            $   54,831    $   56,476    $   58,170    $   59,915    $   61,713
  Utilities                            $  201,699    $  207,750    $  213,983    $  220,402    $  227,014
  Repair & Maintenance                 $   85,380    $   87,941    $   90,579    $   93,297    $   96,095
  Cleaning                             $   28,590    $   29,448    $   30,332    $   31,241    $   32,179
  Landscaping                          $    1,958    $    2,017    $    2,078    $    2,140    $    2,204
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   70,497    $   72,612    $   74,790    $   77,034    $   79,345
  GeneralAdministrative                $  280,029    $  288,430    $  297,083    $  305,995    $  315,175
  Management                           $  141,739    $  145,991    $  150,370    $  154,882    $  159,528
  Miscellaneous                        $   50,914    $   52,442    $   54,015    $   55,636    $   57,305

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,017,466    $1,047,990    $1,079,430    $1,111,813    $1,145,167

  Reserves                             $   78,330    $   80,680    $   83,100    $   85,593    $   88,161

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,738,975    $1,791,144    $1,844,879    $1,900,225    $1,957,232

  Operating Expense Ratio (% of EGI)         35.9%         35.9%         35.9%         35.9%         35.9%
  Operating Expense Per Unit           $    3,102    $    3,195    $    3,291    $    3,390    $    3,491

Estimated Stabilized NOI   $1,570,026    Sales Expense Rate    2.00%
Months to Stabilized                8    Discount Rate        12.00%
Stabilized Occupancy             90.0%   Terminal Cap Rate    10.00%

Gross Residual Sale Price   $19,572,317   Deferred Maintenance       $         0
  Less: Sales Expense       $   391,446   Add: Excess Land           $         0
                            -----------
  Net Residual Sale Price   $19,180,870   Other Adjustments          $         0
                                                                     -----------
PV of Reversion             $ 6,175,727   Value Indicated By "DCF"   $15,868,348
Add: NPV of NOI             $ 9,692,621                    Rounded   $15,900,000
                            -----------
PV Total                    $15,868,348

                          "DCF" VALUE SENSITIVITY TABLE

                                                                  DISCOUNT RATE
                                     --------------------------------------------------------------------------
TOTAL VALUE                             11.50%          11.75%          12.00%        12.25%           12.50%
---------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE         9.50%      $16,719,924     $16,453,794     $16,193,386   $15,938,558      $15,689,170
                          9.75%      $16,545,610     $16,283,341     $16,026,700   $15,775,547      $15,529,746
                         10.00%      $16,380,012     $16,121,411     $15,868,348   $15,620,687      $15,378,293
                         10.25%      $16,222,492     $15,967,379     $15,717,721   $15,473,381      $15,234,227
                         10.50%      $16,072,473     $15,820,683     $15,574,266   $15,333,089      $15,097,022

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 34
CREEKSIDE, DENVER, COLORADO

INCOME LOSS DURING LEASE-UP

The subject is currently 82% occupied, below our stabilized occupancy projection. We have estimated a 08-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $68,000 as shown in the following table.

          DESCRIPTION                            YEAR 1
---------------------------------------------------------
"As Is" Net Operating Income                   $1,359,401
Stabilized Net Operating Income                $1,435,415

                                               ----------
Difference                                     $   76,013

PV of Income Loss During Lease-Up              $   67,869

                                               ----------
                              Rounded          $   68,000
                                               ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $127,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 35
CREEKSIDE, DENVER, COLORADO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 36
CREEKSIDE, DENVER, COLORADO

                                    CREEKSIDE

                                                           TOTAL      PER SQ. FT.    PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                            $  2,563,200     $13.05       $  7,815

  Less: Vacancy & Collection Loss            12.50%    $    320,400     $ 1.63       $    977

  Plus: Other Income
    Laundry Income                                     $     37,720     $ 0.19       $    115     1.51%
    Garage Revenue                                     $          0     $ 0.00       $      0     0.00%
    Other Misc. Revenue                                $    213,200     $ 1.09       $    650     8.55%
                                                       -----------------------------------------------
      Subtotal Other Income                            $    250,920     $ 1.28       $    765    10.06%

EFFECTIVE GROSS INCOME                                 $  2,493,720     $12.69       $  7,603

OPERATING EXPENSES:
  Taxes                                                $     85,280     $ 0.43       $    260     3.42%
  Insurance                                            $     45,920     $ 0.23       $    140     1.84%
  Utilities                                            $    168,920     $ 0.86       $    515     6.77%
  Repair & Maintenance                                 $     71,504     $ 0.36       $    218     2.87%
  Cleaning                                             $     23,944     $ 0.12       $     73     0.96%
  Landscaping                                          $      1,640     $ 0.01       $      5     0.07%
  Security                                             $          0     $ 0.00       $      0     0.00%
  Marketing & Leasing                                  $     59,040     $ 0.30       $    180     2.37%
  General Administrative                               $    234,520     $ 1.19       $    715     9.40%
  Management                                  5.00%    $    124,686     $ 0.63       $    380     5.00%
  Miscellaneous                                        $     42,640     $ 0.22       $    130     1.71%

TOTAL OPERATING EXPENSES                               $    858,094     $ 4.37       $  2,616    34.41%

  Reserves                                             $     65,600     $ 0.33       $    200     2.63%

                                                       -----------------------------------------------
NET OPERATING INCOME                                   $  1,570,026     $ 7.99       $  4,787    62.96%

  "GOING IN" CAPITALIZATION RATE                               9.50%

  VALUE INDICATION                                     $ 16,526,589     $84.13       $ 50,386

  LESS: LEASE-UP COST                                  ($    68,000)
  PV OF CONCESSIONS                                    ($   127,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                   $ 16,331,589

                            ROUNDED                    $ 16,300,000     $82.97       $ 49,695

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH PAGE 37
CREEKSIDE, DENVER, COLORADO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE             ROUNDED         $/UNIT        $/SF
----------------------------------------------------------------------
   8.75%      $17,748,154        $17,700,000       $53,963      $90.10
   9.00%      $17,249,733        $17,200,000       $52,439      $87.55
   9.25%      $16,778,254        $16,800,000       $51,220      $85.52
   9.50%      $16,331,589        $16,300,000       $49,695      $82.97
   9.75%      $15,907,831        $15,900,000       $48,476      $80.94
  10.00%      $15,505,260        $15,500,000       $47,256      $78.90
  10.25%      $15,122,327        $15,100,000       $46,037      $76.87

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $16,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis     $15,900,000
Direct Capitalization Method      $16,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $16,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 38
CREEKSIDE, DENVER, COLORADO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                     Not Utilized
Sales Comparison Approach          $16,500,000
Income Approach                    $16,200,000
Reconciled Value                   $16,200,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $16,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                     ADDENDA
CREEKSIDE, DENVER, COLORADO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
CREEKSIDE, DENVER, COLORADO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
CREEKSIDE, DENVER, COLORADO

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                               [PICTURE]

            EXTERIOR - STREET VIEW                EXTERIOR - APARTMENT BUILDING

                   [PICTURE]                               [PICTURE]

EXTERIOR - APARTMENT BUILDING AND PARKING LOT       INTERIOR - APARTMENT UNIT

                   [PICTURE]                               [PICTURE]

           INTERIOR - APARTMENT UNIT                 INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
CREEKSIDE, DENVER, COLORADO

                              SUBJECT PHOTOGRAPHS

                   [PICTURE]                               [PICTURE]

           INTERIOR - APARTMENT UNIT               INTERIOR - LAUNDRY ROOM

                   [PICTURE]                               [PICTURE]

  EXTERIOR - APARTMENT BUILDING AND LANDSCAPE         INTERIOR - GYM ROOM

                   [PICTURE]                               [PICTURE]

             INTERIOR - CLUBHOUSE                     EXTERIOR - POOL AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
CREEKSIDE, DENVER, COLORADO

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
CREEKSIDE, DENVER, COLORADO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

  COMPARABLE I-1            COMPARABLE I-2             COMPARABLE I-3
   THE COLONNADE             SIERRA VISTA                 KNOLLWOOD
15301 E Ford Circle     8851 E Florida Avenue      15196 E Louisiana Drive
 Aurora, Colorado          Aurora, Colorado             Aurora, Colorado

    [PICTURE]                 [PICTURE]                   [PICTURE]

  COMPARABLE I-4            COMPARABLE I-5
  WINDSOR COURT            CASCADE VILLAGE
1570 Joliet Street        6880 W 91st Street
 Aurora, Colorado        Westminster, Colorado

    [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
CREEKSIDE, DENVER, COLORADO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                               SUBJECT                                           R - 1
------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Creekside                                      Spyglass
  Management Company              AIMCO                                          Carmel Communities
LOCATION:
  Address                         5250 Cherry Creek Drive South                  7100 E Mississippi Avenue
  City, State                     Denver, Colorado                               Denver, Colorado
  County                          Denver County                                  Denver County
  Proximity to Subject                                                           Approx. 1 mile from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          196,448
  Year Built                      1977                                           1975
  Effective Age                   15                                             25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                           Open
  Number of Units                 328                                            Approx. 350
  Unit Mix:                                 Type         Unit  Qty.    Mo.                Type            Unit    Qty.     Mo.
                                  1 Studio                404   56    $512       3 1Bd/1Ba                 675            $615
                                  2 1Bd/1Ba               552   80    $576       4 2Bd/1Ba                 950            $720
                                  3 1Bd/1Ba               611  128    $621
                                  4 2Bd/2Ba               804   64    $807

  Average Unit Size (SF)          599
  Unit Breakdown:                    Efficiency          2-Bedroom                  Efficiency             2-Bedroom
                                     1-Bedroom           3-Bedroom                  1-Bedroom              3-Bedroom
CONDITION:                        Good                                           Good
APPEAL:                           Good                                           Good
AMENITIES:
  Unit Amenities                        Attach. Garage    X   Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                                   X    Balcony                                   X    Balcony
                                   X    Fireplace                                      Fireplace
                                   X    Cable TV Ready                            X    Cable TV Ready
  Project Amenities                X    Swimming Pool                             X    Swimming Pool
                                   X    Spa/Jacuzzi           Car Wash                 Spa/Jacuzzi           Car Wash
                                        Basketball Court  X   BBQ Equipment            Basketball Court      BBQ Equipment
                                        Volleyball Court  X   Theater Room             Volleyball Court      Theater Room
                                   X    Sand Volley Ball  X   Meeting Hall             Sand Volley Ball      Meeting Hall
                                   X    Tennis Court          Secured Parking          Tennis Court          Secured Parking
                                        Racquet Ball      X   Laundry Room             Racquet Ball      X   Laundry Room
                                        Jogging Track         Business Office          Jogging Track         Business Office
                                   X    Gym Room                                  X    Gym Room

OCCUPANCY:                        82%                                            98%
LEASING DATA:
  Available Leasing Terms         6-12 month leases                              6-12 Month leases
  Concessions                     $99 deposit, 1 month free                      1 month free & $50 off each month
  Pet Deposit                     $250                                           $400
  Utilities Paid by Tenant:        X    Electric          X   Natural Gas         X    Electric          X   Natural Gas
                                   X    Water             X   Trash               X    Water                 Trash
  Confirmation                    Candy Watson (Property Manager)                Leasing agent
  Telephone Number                303-758-1670                                   303-753-9080
NOTES:

  COMPARISON TO SUBJECT:                                                         Similar

                                                    COMPARABLE                                      COMPARABLE
           DESCRIPTION                                 R - 2                                           R - 3
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Cypress Point                                   Cherry Creek Club
  Management Company              Carmel Communities                              Weidner
LOCATION:
  Address                         1211 S Quebec Way                               5001 E. Mississippi Avenue
  City, State                     Denver, Colorado                                Glendale, Colorado
  County                          Denver County                                   Denver County
  Proximity to Subject            Approx. 1 mile from subject                     Adjacent to property
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                      1972                                            1980
  Effective Age                   25                                              20
  Building Structure Type
  Parking Type (Gr., Cov., etc.)  Open covered, open                              Open
  Number of Units                 292                                             890
  Unit Mix:                                 Type           Unit    Qty.   Mo.              Type            Unit    Qty.     Mo.
                                  3 1Bd/1Ba                  660         $665     1 1Bd/1Ba                 450            $580
                                  4 2Bd/1Ba                  950         $965     2 1Bd/1Ba                 500            $610
                                  4 2Bd/2Ba                1,000         $825     2 1Bd/1Ba                 550            $640
                                  1 1Bd/1Ba Jr               475         $565     3 1Bd/1Ba                 600            $660
                                                                                  3 2Bd/1Ba                 650            $755
                                                                                  4 2Bd/1Ba                 700            $765
                                                                                  4 2Bd/1Ba                 800            $815
                                                                                  4 2Bd/1Ba                 950            $840

  Average Unit Size (SF)
  Unit Breakdown:                 Efficiency              2-Bedroom               Efficiency                 2-Bedroom
                                  1-Bedroom               3-Bedroom               1-Bedroom                  3-Bedroom
CONDITION:                        Good                                            Good
APPEAL:                           Good                                            Good
AMENITIES:
  Unit Amenities                         Attach. Garage     X    Vaulted Ceiling         Attach. Garage         Vaulted Ceiling
                                   X     Balcony                                         Balcony
                                   X     Fireplace                                       Fireplace
                                   X     Cable TV Ready                             X    Cable TV Ready
  Project Amenities                X     Swimming Pool                              X    Swimming Pool
                                   X     Spa/Jacuzzi             Car Wash           X    Spa/Jacuzzi            Car Wash
                                         Basketball Court        BBQ Equipment           Basketball Court       BBQ Equipment
                                         Volleyball Court        Theater Room            Volleyball Court       Theater Room
                                         Sand Volley Ball        Meeting Hall            Sand Volley Ball       Meeting Hall
                                   X     Tennis Court            Secured Parking    X    Tennis Court       X   Secured Parking
                                         Racquet Ball       X    Laundry Room            Racquet Ball       X   Laundry Room
                                         Jogging Track           Business Office         Jogging Track          Business Office
                                   X     Gym Room                                   X    Gym Room

OCCUPANCY:                        96%                                             90%
LEASING DATA:
  Available Leasing Terms         6-12 Month leases                               6-12 Month leases
  Concessions                     1 month free & $50 off each month               $50-100 off each month
  Pet Deposit                     $300                                            no pets allowed
  Utilities Paid by Tenant:        X     Electric           X    Natural Gas        X    Electric               Natural Gas
                                   X     Water                   Trash                   Water                  Trash
  Confirmation                    Leasing agent                                   Leasing agent
  Telephone Number                303-750-3638                                    303-759-4441
NOTES:

  COMPARISON TO SUBJECT:          Similar                                         Slightly Superior

                                                    COMPARABLE                                        COMPARABLE
           DESCRIPTION                                 R - 4                                             R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Central Park                                      Torrey Pines
  Management Company               Carmel Communities                                Carmel Communities
LOCATION:
  Address                          7555 East Warren Drive                            7575 E Arkansas Avenue
  City, State                      Denver, Colorado                                  Denver, Colorado
  County                           Denver County                                     Denver County
  Proximity to Subject             2 miles southeast of                              Approx. 1 mile from subject subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)
  Year Built                       1980                                              1980
  Effective Age                    25                                                25
  Building Structure Type
  Parking Type (Gr., Cov., etc.)   Open covered, open                                Open covered, open
  Number of Units                  312                                               270
  Unit Mix:                                  Type           Unit   Qty.     Mo.                Type           Unit  Qty.   Mo.
                                   3 1Bd/1Ba                  782          $695      1 1Bd/1Ba Jr              757        $595
                                   4 2Bd/1Ba                  995          $855      3 1Bd/1Ba                 710        $645
                                   4 2Bd/2Ba                1,089          $900      4 2Bd/2Ba                1,000       $835
                                                                                     4 2Bd/2Ba                1,050       $840

  Average Unit Size (SF)
  Unit Breakdown:                     Efficiency            2-Bedroom                   Efficiency            2-Bedroom
                                      1-Bedroom             3-Bedroom                   1-Bedroom             3-Bedroom
CONDITION:                         Good                                              Good
APPEAL:                            Good                                              Good
AMENITIES:
  Unit Amenities                          Attach. Garage    X     Vaulted Ceiling          Attach. Garage      X   Vaulted Ceiling
                                    X     Balcony                                     X    Balcony
                                    X     Fireplace                                   X    Fireplace
                                    X     Cable TV Ready                              X    Cable TV Ready
  Project Amenities                 X     Swimming Pool                               X    Swimming Pool
                                    X     Spa/Jacuzzi             Car Wash            X    Spa/Jacuzzi             Car Wash
                                          Basketball Court        BBQ Equipment            Basketball Court        BBQ Equipment
                                          Volleyball Court        Theater Room             Volleyball Court        Theater Room
                                          Sand Volley Ball        Meeting Hall             Sand Volley Ball        Meeting Hall
                                    X     Tennis Court            Secured Parking          Tennis Court            Secured Parking
                                          Racquet Ball      X     Laundry Room             Racquet Ball        X   Laundry Room
                                          Jogging Track           Business Office          Jogging Track           Business Office
                                    X     Gym Room                                    X    Gym Room

OCCUPANCY:                         93%                                               97%
LEASING DATA:
  Available Leasing Terms          6-12 month leases                                 6-12 Month leases
  Concessions                      6 weeks free                                      1 month free
  Pet Deposit                      $350                                              $300
  Utilities Paid by Tenant:         X     Electric          X     Natural Gas         X    Electric            X   Natural Gas
                                    X     Water                   Trash               X    Water                   Trash
  Confirmation                     Leasing Agent                                     Leasing Agent
  Telephone Number                 303-745-1114                                      303-696-1060
NOTES:

  COMPARISON TO SUBJECT:           Slightly Superior                                 Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CREEKSIDE, DENVER, COLORADO

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1         COMPARABLE R-2          COMPARABLE R-3
        SPYGLASS             CYPRESS POINT        CHERRY CREEK CLUB
7100 E Mississippi Avenue  1211 S Quebec Way  5001 E. Mississippi Avenue
    Denver, Colorado        Denver, Colorado       Glendale, Colorado

        [PICTURE]              [PICTURE]               [PICTURE]

     COMPARABLE R-4           COMPARABLE R-5
      CENTRAL PARK             TORREY PINES
 7555 East Warren Drive   7575 E Arkansas Avenue
    Denver, Colorado        Denver, Colorado

       [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CREEKSIDE, DENVER, COLORADO

                                   EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                   (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CREEKSIDE, DENVER, COLORADO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CREEKSIDE, DENVER, COLORADO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CREEKSIDE, DENVER, COLORADO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CREEKSIDE, DENVER, COLORADO

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. James Newell provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                                /s/ Douglas Needham
                                            ----------------------------
                                                Douglas Needham, MAI
                                        Managing Principal, Real Estate Group
                                    Colorado State Certified General Real Estate
                                                Appraiser #CG40017035

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CREEKSIDE, DENVER, COLORADO

                                   EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                   (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CREEKSIDE, DENVER, COLORADO

                            DOUGLAS A. NEEDHAM, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University
                       Bachelor of Business Administration - Finance

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30943
                      State of California, Certified General Real Estate
                      Appraiser,
                      #AG025443
                      State of Colorado, Certified General Appraiser,
                      #CG40017035
                      State of Oregon, Certified General Appraiser, #C000686
                      State of Washington, Certified General Real Estate
                      Appraiser,
                      #1101111
PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CREEKSIDE, DENVER, COLORADO

VALUATION AND         Appraisal Institute
SPECIAL COURSES        Advanced Income Capitalization
                       Appraisal Principles
                       Appraisal Procedures
                       Basic Income Capitalization
                       Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CREEKSIDE, DENVER, COLORADO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.